Exhibit (e)(1)

ETF Distribution Agreement

THIS ETF DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and John Hancock Exchange-Traded Fund Trust (“Trust”).

WHEREAS, the Distributor and the Trust have previously entered into the Amended and Restated ETF Distribution Agreement dated December 11, 2020, as amended (the “Existing Agreement”);

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor, are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”);

Whereas, it is anticipated that the Transaction will constitute a “change of control” of the Distributor and, therefore, an “assignment,” as such term is defined under the Investment Company Act of 1940, as amended (“1940 Act”) of the Existing Agreement; and

WHEREAS, consistent with Section 15 of the 1940 Act, the Existing Agreement terminates automatically in the event of its “assignment” as defined in the 1940 Act.

Effective as of the Closing Date, the Trust, on behalf of each series thereof (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Existing Agreement, which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) vote of a majority of the Board of Trustees (“Trustees”) of the Trust or by the vote of a majority of the outstanding voting securities of a Fund and (ii) the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time, without the payment of any penalty, as to each Fund (i) by vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party or (ii) by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on at least sixty (60) days prior written notice. This Agreement shall automatically terminate without the payment of any penalty in the event of its assignment. As used in this paragraph, the terms “vote of a majority of the outstanding voting securities,” “assignment,” “affiliated person” and “interested person” shall have the respective meanings specified in the 1940 Act.

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IN WITNESS WHEREOF, the parties hereto have caused this ETF Distribution Agreement to be executed as of the Closing Date.

FORESIDE FUND SERVICES, LLC		JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

By:	/s/ Mark Fairbanks	By:	/s/ Jay Aronowitz
Name:	Mark Fairbanks	Name:	Jay Aronowitz
Title:	Vice President	Title:	Vice President, Investments